Exhibit 99.1

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com
AmerisourceBergen Reports Record $0.95 in Diluted EPS From Continuing
Operations For The March Quarter
Company Increases Diluted EPS from Continuing Operations Guidance for
Fiscal Year 2009 to between $3.18 and $3.30
VALLEY FORGE, PA, April 23, 2009 — AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2009 second quarter ended March 31, 2009, diluted earnings per share from continuing operations were a record $0.95, a 17 percent increase. The Company also increased its fiscal year 2009 diluted earnings per share from continuing operations expectations to a range of $3.18 to $3.30, a 10 percent to 14 percent increase over last fiscal year’s $2.89. The previous guidance for fiscal year 2009 was $3.08 to $3.25 for diluted earnings per share from continuing operations.
Fiscal Second Quarter Highlights
•	Record diluted earnings per share from continuing operations of $0.95, a 17 percent increase.
•	Revenue of $17.3 billion, down 2.5 percent.
•	Operating expense dollars, excluding facility consolidations, employee severance and other charges, down from the prior year’s second quarter.
•	Operating margin of 1.43 percent, up 11 basis points.
•	Cash flows from operations of $337 million.
•	$92 million of share repurchases.
•	Ratings upgrade to BBB+ from Standard & Poor’s.
Fiscal First Six Months Highlights
•	Record diluted earnings per share from continuing operations of $1.67, a 14 percent increase.
•	Revenue of $34.7 billion, down 1.1 percent.
•	Operating expense dollars, excluding facility consolidations, employee severance and other charges, down from the prior year’s first six months.
•	Operating margin of 1.29 percent, up 7 basis points.
•	$180 million of share repurchases.

“Our outstanding operating results in the March quarter reflected the continued strong performance of our two growth drivers, generic drug distribution and our specialty distribution and related services business, as well as continued cost discipline,” said R. David Yost, AmerisourceBergen’s President and Chief Executive Officer. “Revenue in the quarter was down 2.5 percent, but would have increased 3 percent when adjusted for one less business day than the previous year’s second quarter and the negative impact of the July 1, 2008 loss of the direct-to-warehouse business of a large retail drug chain.
“The rise in profitability was driven by a double-digit increase in generic drug sales; excellent performance in our higher-margin specialty business; good performance under our fee-for-service contracts with manufacturers; and solid expense control. Our receivable days were again down in the quarter; our balance sheet remains strong; and we have good financial flexibility.”
Summary of Quarterly Results
•	Revenue: In the second quarter of fiscal 2009, revenue was $17.3 billion, down 2.5 percent compared to the same quarter in the previous fiscal year, due primarily to a 4 percent decrease in AmerisourceBergen Drug Corporation revenue and one less business day than in the prior-year’s second quarter, offset in part by an 8 percent increase in AmerisourceBergen Specialty Group revenue. Drug Corporation revenue in the fiscal 2009 second quarter was down due primarily to the loss last July of the direct-to-warehouse business.
•	Operating Expenses: For the second quarter of fiscal 2009, operating expenses were $304.2 million compared with $302.3 million in the prior fiscal year’s second quarter, including charges for facility consolidations, employee severance and other of $4.3 million and $1.4 million in the second quarters of fiscal 2009 and 2008, respectively.
•	Operating Income: In the fiscal 2009 second quarter, operating income increased 6 percent to $248.3 million, due primarily to increased gross profit and disciplined expense management. Operating income in the quarter was negatively impacted by $4.3 million of facility consolidations, employee severance and other charges, about half of which was related to the Company’s continued streamlining of its organization and the other half was related to further developments in litigation of an old employment-related dispute. In the second quarter of fiscal year 2008, operating income was negatively impacted by a $1.4 million charge.

•	Tax Rate: The effective tax rate for the second quarter of fiscal 2009 was 38.2 percent, down from 38.9 percent in the previous fiscal year’s second quarter. We continue to expect our annualized effective tax rate to be approximately 38.4 percent.
•	Income from Continuing Operations: In the fiscal 2009 second quarter, income from continuing operations was $144.0 million, up 8 percent over the same period in the previous fiscal year and exceeding the operating income growth of 6 percent due to a lower effective tax rate and lower interest expense.
•	Shares Outstanding: Diluted average shares outstanding for the second quarter of fiscal year 2009 were 152.3 million, down nearly 11 million from the previous fiscal year’s second quarter due primarily to share repurchases, net of option exercises.
•	Earnings Per Share: Diluted earnings per share from continuing operations were up 17 percent to $0.95 in the second quarter of fiscal 2009 compared to $0.81 in the previous fiscal year’s second quarter, reflecting the 8 percent growth in income from continuing operations and the reduction in diluted average shares outstanding.
Key Quarterly Ratios
•	Gross Margin: Gross profit as a percentage of revenue increased 16 basis points to 3.19 percent in the fiscal 2009 second quarter over the same period in the previous year driven by strong generic sales, solid performance from the higher-margin Specialty Group, and an increased contribution from fee-for-service agreements. The LIFO charge in the fiscal 2009 second quarter was $11.6 million compared with a $9.6 million charge in the previous year’s second quarter, reflecting strong brand-name price increases.
•	Operating Expense Ratio: Operating expenses as a percentage of revenue in the fiscal 2009 second quarter were 1.76 percent compared with 1.70 percent in the same period in the previous fiscal year. However, total expense dollars, excluding facility consolidations, employee severance and other charges, were lower in the second quarter of fiscal 2009 than in the same quarter in the previous fiscal year.
•	Operating Margin: Operating income as a percentage of revenue increased 11 basis points to 1.43 percent in the fiscal 2009 second quarter compared with the previous year’s second quarter due to improved gross profit and solid expense management.

Summary of First Six Months
•	In the first six months of fiscal 2009, diluted earnings per share from continuing operations were $1.67, up 14 percent over the same six-month period in the prior fiscal year, and revenue was $34.7 billion, down 1 percent over the same comparative period. Operating income rose 4 percent to $446.2 million in the first six months of fiscal 2009, which included $5.3 million of special charges, compared to no impact from special items in the same year-ago period. In the fiscal 2009 first six months, gross margin increased 9 basis points to 3.01 percent and operating margin increased 7 basis points to 1.29 percent, both compared to the previous fiscal year’s same period. Diluted average shares outstanding for the six-month period in fiscal 2009 were 153.7 million, down more than 11 million shares from the year-ago same period.
Fiscal Year 2009 Expectations Raised
“Looking ahead, the Company is increasing and narrowing its expectations for diluted earnings per share from continuing operations for fiscal year 2009 to a range of $3.18 to $3.30, an increase of 10 percent to 14 percent over the $2.89 in fiscal year 2008,” said R. David Yost, AmerisourceBergen President and Chief Executive Officer. “The increase in our expectations for diluted earnings per share from continuing operations is primarily the result of less outstanding shares, now expected to be lower by 6 percent to 7 percent compared to last fiscal year, and of reduced interest expense, now expected to be comparable to the prior fiscal year interest expense of $64 million.”
Yost said, “Remaining unchanged are the following assumptions supporting the fiscal 2009 diluted earnings per share from continuing operations range: revenue growth of between 1 percent and 3 percent; operating margin expansion in the low to mid single digit basis point range; and free cash flow in the range of $460 million to $535 million, which includes capital expenditures in the $140 million range. Also unchanged is the expected repurchase of approximately $350 million of AmerisourceBergen common shares in fiscal 2009.”
Conference Call
The Company will host a conference call to discuss its results at 11:00 a.m. Eastern Time on April 23, 2009. Participating in the conference call will be: R. David Yost, President and Chief Executive Officer and Michael D. DiCandilo, Executive Vice President and Chief Financial Officer.

To access the live conference call via telephone:

Dial in:	(651) 291-0900, no access code required.
To access the live webcast:
Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.
A replay of the telephone call and webcast will be available from 1:00 p.m. April 23, 2009 until 11:59 p.m. April 30, 2009. The Webcast replay will be available for 30 days.
To access the replay via telephone:

Dial in:	(800) 475-6701 from within the U.S., access code: 995267
(320) 365-3844 from outside the U.S., access code: 995267
To access the archived webcast:
Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.
About AmerisourceBergen
AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With more than $70 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 10,000 people. AmerisourceBergen is ranked #26 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.
Forward-Looking Statements
This news release contains forward-looking statements about AmerisourceBergen’s future business and financial performance, estimates and prospects. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; changes in U.S. legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceuticals we distribute, including erythropoiesis-stimulating agents (ESAs) used to treat anemia patients; price inflation in branded pharmaceuticals and price deflation in generics; significant breakdown or interruption of our information technology systems; our inability to implement an enterprise resource planning (ERP) system to handle business and financial processes within AmerisourceBergen Drug Corporation’s operations and our corporate functions without operating problems and/or cost overruns; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax legislation or adverse resolution of challenges to our tax positions; increased costs of maintaining or reducing our ability to maintain adequate liquidity and financing sources; continued volatility and further deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Our most recent annual report on Form 10-K, quarterly reports on Forms 10-Q and current reports 8-K (which we may revise or supplement in future reports filed to the SEC) provide additional information about these risks, uncertainties and other matters. We do not undertake to update our forward-looking statements.
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AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Three		Three
	Months Ended	% of	Months Ended	% of
	March 31,	Total	March 31,	Total	%
	2009	Revenue	2008	Revenue	Change

Revenue:
Operating revenue	$16,932,790		$17,203,619		-1.6%
Bulk deliveries to customer warehouses	378,861		552,219		-31.4%

Total revenue	17,311,651	100.00%	17,755,838	100.00%	-2.5%

Cost of goods sold	16,759,180		17,218,550		-2.7%

Gross profit	552,471	3.19%	537,288	3.03%	2.8%

Operating expenses:
Distribution, selling and administrative	280,509	1.62%	279,536	1.57%	0.3%
Depreciation and amortization	19,434	0.11%	21,367	0.12%	-9.0%
Facility consolidations, employee severance and other	4,262	0.02%	1,384	0.01%	N/M

Operating income	248,266	1.43%	235,001	1.32%	5.6%

Other loss (income)	504	—%	(992)	-0.01%	N/M

Interest expense, net	14,521	0.08%	18,701	0.11%	-22.4%

Income from continuing operations before income taxes	233,241	1.35%	217,292	1.22%	7.3%

Income taxes	89,199	0.52%	84,464	0.48%	5.6%

Income from continuing operations	144,042	0.83%	132,828	0.75%	8.4%

(Loss) income from discontinued operations, net of tax	(655)		1,024

Net income	$143,387		$133,852

Basic earnings per share:
Continuing operations	$0.95		$0.82		15.9%
Discontinued operations	—		0.01

Total	$0.95		$0.83

Diluted earnings per share:
Continuing operations	$0.95		$0.81		17.3%
Discontinued operations	—		0.01
Rounding	(0.01)		—

Total	$0.94		$0.82

Weighted average common shares outstanding:
Basic	151,223		161,218
Diluted (1)	152,292		163,268

(1)	Includes the dilutive effect of stock options, restricted stock, and restricted stock units.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Six		Six
	Months Ended	% of	Months Ended	% of
	March 31,	Total	March 31,	Total	%
	2009	Revenue	2008	Revenue	Change

Revenue:
Operating revenue	$33,813,868		$33,349,514		1.4%
Bulk deliveries to customer warehouses	836,160		1,685,707		-50.4%

Total revenue	34,650,028	100.00%	35,035,221	100.00%	-1.1%

Cost of goods sold	33,607,709		34,013,717		-1.2%

Gross profit	1,042,319	3.01%	1,021,504	2.92%	2.0%

Operating expenses:
Distribution, selling and administrative	552,535	1.59%	550,306	1.57%	0.4%
Depreciation and amortization	38,343	0.11%	41,993	0.12%	-8.7%
Facility consolidations, employee severance and other	5,291	0.02%	1,561	—%	N/M

Operating income	446,150	1.29%	427,644	1.22%	4.3%

Other loss (income)	933	—%	(255)	—%	N/M

Interest expense, net	28,704	0.08%	35,115	0.10%	-18.3%

Income from continuing operations before income taxes	416,513	1.20%	392,784	1.12%	6.0%

Income taxes	159,942	0.46%	151,547	0.43%	5.5%

Income from continuing operations	256,571	0.74%	241,237	0.69%	6.4%

(Loss) income from discontinued operations, net of tax	(2,128)		2,435

Net income	$254,443		$243,672

Basic earnings per share:
Continuing operations	$1.68		$1.48		13.5%
Discontinued operations	(0.01)		0.01

Total	$1.67		$1.49

Diluted earnings per share:
Continuing operations	$1.67		$1.46		14.4%
Discontinued operations	(0.01)		0.01
Rounding	—		0.01

Total	$1.66		$1.48

Weighted average common shares outstanding:
Basic	152,793		163,073
Diluted (1)	153,723		165,176

(1)	Includes the dilutive effect of stock options, restricted stock, and restricted stock units.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	September 30,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$655,329	$878,114
Accounts receivable, net	3,734,251	3,480,267
Merchandise inventories	4,578,950	4,211,775
Prepaid expenses and other	36,849	55,914
Assets held for sale	—	43,691

Total current assets	9,005,379	8,669,761

Property and equipment, net	576,645	552,159
Other long-term assets	2,967,692	2,995,866

Total assets	$12,549,716	$12,217,786

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,651,455	$7,326,580
Current portion of long-term debt	695	1,719
Other current liabilities	825,956	821,531
Liabilities held for sale	—	17,759

Total current liabilities	8,478,106	8,167,589

Long-term debt, less current portion	1,159,351	1,187,412

Other long-term liabilities	153,563	152,740

Stockholders’ equity	2,758,696	2,710,045

Total liabilities and stockholders’ equity	$12,549,716	$12,217,786

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six	Six
	Months Ended	Months Ended
	March 31,	March 31,
	2009	2008

Operating Activities:
Net income	$254,443	$243,672
Loss (income) from discontinued operations	2,128	(2,435)

Income from continuing operations	256,571	241,237
Adjustments to reconcile income from continuing operations to net cash provided by operating activities	106,659	106,052
Changes in operating assets and liabilities	(329,906)	(262,558)

Net cash provided by operating activities — continuing operations	33,324	84,731
Net cash (used in) provided by operating activities — discontinued operations	(906)	7,552

Net cash provided by operating activities	32,418	92,283

Investing Activities:
Capital expenditures	(68,587)	(54,149)
Cost of acquired companies, net of cash acquired	—	(162,207)

Proceeds from the sale of PMSI	14,936	—
Net short-term investment activity	—	467,419
Other	—	148

Net cash (used in) provided by investing activities — continuing operations	(53,651)	251,211
Net cash used in investing activities — discontinued operations	(1,138)	(876)

Net cash (used in) provided by investing activities	(54,789)	250,335

Financing Activities:
Net borrowings	8,298	7,077
Purchases of common stock	(179,879)	(395,175)
Exercises of stock options	4,415	22,196
Cash dividends on common stock	(30,798)	(24,659)
Other	(2,450)	(739)

Net cash used in financing activities — continuing operations	(200,414)	(391,300)
Net cash used in financing activities — discontinued operations	—	(162)

Net cash used in financing activities	(200,414)	(391,462)

Decrease in cash and cash equivalents	(222,785)	(48,844)

Cash and cash equivalents at beginning of period	878,114	640,204

Cash and cash equivalents at end of period	$655,329	$591,360

AMERISOURCEBERGEN CORPORATION
SUMMARY FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2009	2008	% Change

Total revenue	$17,311,651	$17,755,838	-2.5%

Total gross profit	$552,471	$537,288	2.8%

Pharmaceutical Distribution operating income	$252,528	$236,385	6.8%
Facility consolidations, employee severance and other	(4,262)	(1,384)	N/M

Total operating income	$248,266	$235,001	5.6%

Percentages of total revenue:

Pharmaceutical Distribution
Gross profit	3.19%	3.03%
Operating expenses	1.73%	1.69%
Operating income	1.46%	1.33%

AmerisourceBergen Corporation
Gross profit	3.19%	3.03%
Operating expenses	1.76%	1.70%
Operating income	1.43%	1.32%

AMERISOURCEBERGEN CORPORATION
SUMMARY FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

	Six Months Ended March 31,
	2009	2008	% Change

Total revenue	$34,650,028	$35,035,221	-1.1%

Pharmaceutical Distribution gross profit	$1,042,319	$1,019,919	2.2%
Gain on anititrust litigation settlements	—	1,585	N/M

Total gross profit	$1,042,319	$1,021,504	2.0%

Pharmaceutical Distribution operating income	$451,441	$427,620	5.6%
Facility consolidations, employee severance and other	(5,291)	(1,561)	N/M
Gain on antitrust litigation settlements	—	1,585	N/M

Total operating income	$446,150	$427,644	4.3%

Percentages of total revenue:

Pharmaceutical Distribution
Gross profit	3.01%	2.91%
Operating expenses	1.71%	1.69%
Operating income	1.30%	1.22%

AmerisourceBergen Corporation
Gross profit	3.01%	2.92%
Operating expenses	1.72%	1.70%
Operating income	1.29%	1.22%